EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc. Ralph Makar President and CEO 503-692-8001 ext. 4137	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS DECEMBER 31, 2007 RESULTS AND INITIATES NEW STRATEGY

Company successfully completes challenging year, reducing operating losses and managing for future growth

PORTLAND, OR – March 17, 2008 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the year and quarter ended December 31, 2007.

For the year ended December 31, 2007, Bioject reported revenues of $8.3 million compared to revenues of $10.8 million in 2006. Product sales were $6.8 million in 2007 compared to $8.1 million in 2006. License and technology fees for 2007 were $1.6 million compared to $2.7 million in 2006. The Company reported an operating loss of $3.9 million and net loss allocable to common shareholders of $4.4 million for 2007, compared to an operating loss of $6.4 million and net loss allocable to common shareholders of $7.3 million for 2006, representing a 40% decrease in both operating and net loss allocable to common shareholders. Included in the 2007 operating loss was $1.1 million in non-cash compensation expense related to the fair value of options and restricted stock and $1.0 million of depreciation and amortization. Also included in the 2007 operating loss was $670,000 in severance charges related to our restructuring in the first quarter of 2007. Interest expense in 2007 was $633,000 and included $350,000 of non-cash interest charges. The Company recorded a benefit related to the change in derivative liabilities of $353,000 and a preferred stock dividend of $394,000. Cash and cash equivalents and short-term marketable securities at December 31, 2007 were $2.4 million.

Basic and diluted net loss per share allocable to common shareholders for the year ended December 31, 2007 was $0.29 per share on 15.0 million weighted average shares outstanding compared to a net loss per share allocable to common shareholders of $0.51 per share on 14.3 million weighted average shares outstanding for 2006.

For the quarter ended December 31, 2007, Bioject reported revenues of $1.7 million, compared to revenues of $3.3 million in the comparable year ago quarter. Product sales were $1.5 million compared to fourth quarter 2006 product sales of $2.2 million. The Company reported a quarterly operating loss and a net loss allocable to common shareholders of $952,000 and $424,000, respectively, in the fourth quarter of 2007 compared to an operating loss and a net loss allocable to common shareholders of $889,000 and $1.2 million, respectively, in the comparable year ago period.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended December 31, 2007 was $0.03 per share on 15.2 million weighted average shares outstanding compared to a net loss of $0.08 per share on 14.4 million weighted average shares outstanding for the same period last year.

“We are delighted to have successfully come through 2007 with significant reductions in operating loss and a $1.215 million financing completed prior to year end, despite the significant challenges facing the Company in the fourth quarter of 2007. As we start 2008, with the goals of reaching breakeven on a cash operating basis on the current book of business and of beginning to implement our new business strategy, we believe Bioject is very well positioned for a new era of growth and future profitability,” said Mr. Ralph Makar, Bioject’s President and CEO.

Key Accomplishments in 2007

•

Initiated several unique vaccine dose-sparing clinical trials in collaboration with World Health Organization (WHO), Programs for Appropriate Technology and Health (PATH), and Centers for Disease Control (CDC)

•	Completed development and delivered the new Derma-Vac™ NF Transdermal Vaccination System to Merial for use in the production animal vaccine market
•	Successfully created a needle-free injection therapy (NFIT) system for the delivery of Merial’s canine melanoma vaccine
•	Signed new supply agreement with Merck-Serono for NFIT delivery of human growth hormone
•	Completed convertible debt financing of $1.215 million
•	Restructured and streamlined organization

•	Hired Ralph Makar as President and CEO to implement new strategic direction

Major Challenges in 2007

•	NASDAQ delisting letter received – Company acts swiftly to address
•	Notified of decision not to move forward with Fuzeon® and B2000 labeling – Created plan to adjust for changes and seek new opportunities
•	Partners for Growth required loan pay-down – Payment made on time and forbearance agreement was successfully implemented at Bioject’s request

The Company’s independent registered public accounting firm report on the Company’s financial statements for the fiscal year ended December 31, 2007 will include an explanatory paragraph regarding the Company’s ability to continue as a going concern.

2008 Key Initiatives

•	Bring closure to current ongoing partner discussions and new potential partners by securing agreements in the best long-term interests of the Company
•	Complete current ongoing vaccine studies with PATH, WHO, and CDC; if results are positive, assess best options to move forward in the developing world markets
•	Reach breakeven on a cash operating basis on the current book of business
•

Implement new business strategy of (i) focused partnerships in areas where Bioject NFIT systems add value and (ii) secure injectables for Bioject to create our own drug+device combinations for the market

“As one can see from the key accomplishments in 2007 and our early initiatives in 2008, Bioject is taking a proactive stance to fully leverage our technology platform by ensuring that patients’ and shareholders’ interests are aligned with the partnerships we establish and our new strategies going forward. We plan to be more proactive in identifying the best drug+device opportunities. Bioject is now prepared to fully maximize the potential of the technology we have spent over 20 years developing,” said Mr. Makar.

The Company will conduct a conference call to review fourth quarter and year end results for the year ended December 31, 2007, as well as to introduce our new strategic direction, on Tuesday, March 18, 2008 at 10:00 a.m. Eastern Daylight Time. A live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to reduction of operating losses, reducing expenditures and increasing efficiencies, cost savings, operating financial results, and new or additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™, SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that customers may delay or cease purchasing under existing arrangements, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
RESULTS OF OPERATIONS:
Revenue
Net sales of products	$1,472	$2,217	$6,772	$8,089
Licensing/technology fees	198	1,120	1,576	2,706

	1,670	3,337	8,348	10,795

Expenses
Manufacturing	1,070	1,779	5,857	7,869
Research and development	750	1,063	3,181	4,493
Selling, general and administrative	802	1,384	3,185	4,842

Total operating expenses	2,622	4,226	12,223	17,204

Operating loss	(952)	(889)	(3,875)	(6,409)
Other income (expense), net	(137)	(145)	(516)	(1,717)
Change in fair value of derivative liabilities	766	(33)	353	1,129

Net Loss	(323)	(1,067)	(4,038)	(6,997)
Preferred stock dividend	(101)	(94)	(394)	(226)
Beneficial conversion on preferred stock	—	—	—	(109)

Net loss allocable to common shareholders	$(424)	$(1,161)	$(4,432)	$(7,332)

Basic and diluted net loss per common share	$(0.03)	$(0.08)	$(0.29)	$(0.51)

Shares used in per share calculations	15,210,469	14,448,083	15,025,255	14,276,331

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Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$1,723	$1,978
Marketable securities	667	1,675
Accounts receivable	847	1,324
Inventories	777	1,058
Other	324	320

	4,338	6,355

Property and equipment, net	2,297	2,984
Goodwill	94	94
Other assets, net	1,240	1,191

Total assets	$7,969	$10,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$827	$839
Current portion of long-term debt	167	333
Accounts payable and accrued liabilities	2,080	1,844
Derivative liabilities	528	782
Deferred revenue	316	1,167

	3,918	4,965
Long term liabilities:
Long-term debt	—	167
Convertible notes payable	1,224	—
Deferred revenue	102	52
Other long-term liabilities	316	358
Shareholders’ equity:
Preferred stock	7,195	6,801
Common stock	113,018	111,653
Accumulated deficit	(117,804)	(113,372)

	2,409	5,082

Total liabilities and shareholders’ equity	$7,969	$10,624